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                                                                    Exhibit 23.1
                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement on Form S-8 of Multex.com, Inc. for the registration of 3,151,825 shares of its common stock pertaining to the Multex.com, Inc. 1999 Stock Option Plan, the Market Guide Inc. 1995 Key Employee Incentive Plan, the Market Guide Inc. 1995 Independent Director's Stock Incentive Plan and the Special Option Grants Pursuant to Written Compensation Agreements, of our reports dated January 29, 1999 except for Note 14 as to which the date is March 9, 1999, with respect to the consolidated financial statements and schedule of Multex.com, Inc. included in its Registration Statement (Form S-1 No. 333-70693), filed with the Securities and Exchange Commission.


                                /s/ ERNST & YOUNG LLP


                                ERNST & YOUNG LLP


New York, New York
October 20, 1999